Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The following are the significant subsidiaries of Grupo Aval Acciones y Valores S.A.

Name of Subsidiary	Jurisdiction of Incorporation
Banco de Bogotá S.A.	Colombia
Banco de Occidente S.A.	Colombia
Banco Popular S.A.	Colombia
Sociedad Administradora de Fondos de Pensiones y Cesantías Porvenir S.A.	Colombia
Credomatic International Corporation	British Virgin Islands
BAC Credomatic Inc.	British Virgin Islands
BAC International Corporation	British Virgin Islands
Leasing Bogotá S.A., Panamá	Panamá
BAC International Bank, Inc.	Panamá